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                                                                  EXHIBIT  4-B-1

                                                                       EXECUTION


     INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of July ___, 1995, among HARTMARX CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 101 North Wacker Drive, Chicago, Illinois 60606 (the "Company"), BANK ONE, COLUMBUS, NA, a national banking association having its principal Corporate Trust Office at 100 East Broad Street, Columbus, Ohio 42371 ("Bank One"), and BANK ONE WISCONSIN TRUST COMPANY, NA, a national banking association having its principal office at 831 North Grand Avenue, Waukesha, Wisconsin 53186 ("Wisconsin Trust").

     WHEREAS, the Company issued $100,000,000 principal amount of its 10 7/8% Senior Subordinated Notes due January 15, 2002 (the "Notes"), under an Indenture dated as of March 15, 1994 (the "Indenture"), between the Company and Wisconsin Trust, as the Trustee (the "Trustee"); and

     WHEREAS, the Company appointed Wisconsin Trust as paying agent (the "Paying Agent"), as registrar (the "Registrar") and as the Trustee under the Indenture; and

     WHEREAS, the Indenture provides that the Trustee may at any time resign by giving written notice thereof to the Company; and

     WHEREAS, the Trustee represents that it gave the Company a written notice of its resignation as Trustee, a copy of which is annexed hereto and marked as Exhibit A; and
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     WHEREAS, the Indenture further provides that, if the Trustee shall resign, the Company shall promptly appoint a successor Trustee; and

     WHEREAS, the Company, pursuant to the terms of the Indenture and this Agreement, has accepted the resignation of Wisconsin Trust, as Paying Agent, Registrar and Trustee, and appointed Bank One as successor Paying Agent, Registrar and Trustee; and

     WHEREAS, the Indenture provides that the successor Trustee shall execute, acknowledge and deliver to the Company and to the resigning Trustee an instrument accepting such appointment and thereupon the resignation of the Trustee shall become effective and such successor Trustee without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of the resigning Trustee; and

     WHEREAS, the Indenture further provides that no successor Trustee shall accept appointment as such unless at the time it is qualified and eligible under the Indenture; and

     WHEREAS, Bank One is qualified, eligible and willing to accept such appointment as successor Trustee; and

     WHEREAS, the Indenture further provides that the successor Trustee shall mail notice of its succession to Securityholders; and

     WHEREAS, the successor Trustee, simultaneously with the execution and delivery of this Instrument, has caused the notice required pursuant to the Indenture, a form of which is annexed hereto and marked as Exhibit B, to be mailed to the Securityholders as therein required.

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     NOW, THEREFORE, THIS INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE,
WITNESSETH: that for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby covenanted, declared and decreed by the Company, the successor Trustee and the Trustee as follows:

     1. The resignation of Wisconsin Trust, as Trustee, and its discharge from the trust created by the Indenture shall be effective as of the date hereof upon the execution and delivery of this Instrument by all the parties hereto.

     2. The Company, in the exercise of the authority vested in it by the Indenture hereby appoints Bank One as successor Trustee with all rights, powers, trusts, duties and obligations under the Indenture, such appointment to be effective as of the date hereof upon the execution and delivery of this Instrument by all the parties hereto.

     3. Bank One hereby represents that it is qualified and eligible under the provisions of the Indenture, including but not limited to Section 7.10 thereof, to be appointed successor Trustee, and hereby accepts its appointment as successor Trustee, effective as of the date hereof upon the execution and delivery of this Instrument by all parties hereto, and hereby assumes the rights, powers, trusts, duties and obligations of the Trustee under the Indenture, subject to all terms and provisions therein contained. Bank One further agrees that it will send the notice required to be sent to Securityholders pursuant to Section 7.8 of the Indenture.

     4. Wisconsin Trust hereby grants, gives, bargains, sells, remises, releases, coveys, confirms, assigns, transfers

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and sets over to Bank One as such successor Trustee and its successors and assigns, all rights, title and interest of Wisconsin Trust in and to the trust estate and all rights, powers, and trusts, under the Indenture; and Wisconsin Trust does hereby pay over, assign and deliver to Bank One as such successor Trustee any and all money, if any, and property, if any, held by Wisconsin Trust as Trustee; and the Company for the purpose of more fully and certainly vesting in and confirming to Bank One as such successor Trustee said estate, properties, rights, powers and duties, at the request of Bank One, joins in the execution hereof.

     5. Notwithstanding the resignation of Wisconsin Trust, as Trustee under the Indenture, the Company shall remain obligated under the Indenture to compensate, reimburse and indemnify Wisconsin Trust in connection with its Trusteeship under the Indenture, as more specifically required by Section 7.7 of the Indenture.

     6. This Instrument may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same Instrument.

     7. This Instrument shall be governed by and construed in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of laws of another jurisdiction would be required thereof.

     8. Capitalized terms used by not defined herein shall have the meanings specified in the Indenture.

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     IN WITNESS WHEREOF, the parties hereto have caused this Instrument of
Resignation, Appointment and Acceptance to be duly executed and their respective seals to the affixed hereunto and duly attested all as of the day and year first above written.

                                        HARTMARX CORPORATION



                                        By_________________________
                                             Wallace L. Rueckel,
                                             Executive Vice President
                                             and Chief Financial Officer
[Seal]
ATTEST:


_________________________
Mary D. Allen, Secretary

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                                        BANK ONE, COLUMBUS, NA
                                        as successor Trustee



                                        By:_________________________
                                             Name:
                                             Authorized Signatory



[Corporate Seal]

ATTEST:



_________________________
  Authorized Signatory



                                        BANK ONE WISCONSIN TRUST
                                        COMPANY, NA,
                                        as resigning Trustee,


                                        By:_________________________
                                             Name:
                                             Authorized Signatory


[Corporate Seal]

ATTEST:


_________________________
 Authorized Signatory

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